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                                   EXHIBIT 11


                                 DOCUCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)


                                                      Three months ended
                                                          October 31,
                                                  ---------------------------
                                                     1996             1997
                                                  ----------       ----------

Net income                                        $  576,940       $  719,205
                                                  ----------       ----------
                                                  ----------       ----------

Weighted average common shares outstanding         4,298,515        4,277,794

Weighted average common share equivalents:

   Options and other common share equivalents      1,122,966        6,443,280
                                                  ----------       ----------

Weighted average number of common shares and
   common share equivalents outstanding            5,421,481       10,721,074
                                                  ----------       ----------
                                                  ----------       ----------

   Net income per common share                    $     0.11      $      0.07
                                                  ----------       ----------
                                                  ----------       ----------